SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 15th   day of December, 2006, by and among Evergreen Investment Management Company, LLC (the “Adviser”), Evergreen Equity Trust (the “Trust”), a Delaware statutory trust, on behalf of its series company, Evergreen Utility and Telecommunications Fund (the “Fund”), and Crow Point Partners, LLC (the “Sub-adviser”).

WHEREAS, the Adviser serves as investment adviser to the Fund, which has filed a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended; and

WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the Fund; and

WHEREAS, the Adviser desires to avail itself of the services, advice and assistance of the Sub-adviser to assist the Adviser in providing investment advisory services to the Fund; and

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering investment advisory services to investment companies and other clients and desires to provide such services to the Adviser;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.  Employment of the Sub-adviser.  The Adviser hereby employs the Sub-adviser to manage the investment and reinvestment of the Fund’s portfolio assets allocated to the Sub-adviser from time to time, subject to the control and direction of the Trust’s Board of Trustees (the “Board”), for the period and on the terms hereinafter set forth.  The Sub-adviser hereby accepts such employment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Fund or the Trust in any way.

2.  Obligations of and Services to be provided by the Sub-adviser.  The Sub-adviser undertakes to provide the following services and to assume the following obligations:

a.  The Sub-adviser shall manage the investment and reinvestment of the portfolio assets of the Fund that are allocated to the Sub-adviser from time to time by the Adviser (which portion may include any or all of the Fund's assets), including determining what portion of such assets will be invested or held uninvested in cash, all without prior consultation with the Adviser, subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund’s Agreement and Declaration of Trust, as amended, By-Laws, Prospectus and Statement of Additional Information as from time to time in effect (the “Governing Documents”), (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) and (iii) any written instructions which the Adviser or the Trust’s Board of Trustees may issue from time to time.  The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Trust’s Board of Trustees as from time to time in effect and communicated to the Sub-adviser (the “Procedures”).  The Adviser has provided to the Sub-adviser copies of all current Governing Documents and current Procedures and shall provide to the Sub-adviser any amendments or supplements thereto. The Sub-adviser shall render such reports to the Trust’s Board of Trustees and the Adviser as they may reasonably request concerning the investment activities of the Fund. The Sub-adviser shall not vote proxies submitted by issuers of securities held in the Fund.  The voting of such proxies shall be the sole responsibility of the Adviser.

b.  The Sub-adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings associated with the portfolio assets of the Fund that are allocated to the Sub-adviser to ensure compliance with the Governing Documents, Procedures and applicable law.  The Sub-adviser shall also cooperate with and provide sufficient information to the Adviser to assist the Adviser in its monitoring of the investment activities and portfolio holdings of the Fund, including, without limitation, the Fund's satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Code.   Notwithstanding the investment discretion delegated to the Sub-adviser hereunder, the Sub-adviser shall act on any instructions of the Adviser with respect to the investment activities used to manage the portfolio assets of the Fund that are allocated to the Sub-adviser to ensure the Fund’s compliance with the Governing Documents, Procedures and applicable law.

c.  Absent instructions of the Adviser to the contrary, the Sub-adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select.  The Sub-adviser shall use its best efforts to obtain the most favorable price and execution on all portfolio transactions executed on behalf of the Fund, provided that, so long as the Sub-adviser has complied with Section 28(e) of the Securities Exchange Act of 1934, the Procedures and such instructions as the Adviser may from time to time provide to the Sub-adviser, the Sub-adviser may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged.  On occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser shall, to the extent it determines such allocation would be beneficial to the Fund, aggregate the securities to be so purchased or sold with other orders for other accounts managed by the Sub-adviser in order to obtain best execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser consistent with the Procedures and in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

d.  The Sub-adviser (A) shall maintain such books and records as are required by law, including without limitation the 1940 Act and the Advisers Act, and the rules and regulations thereunder, (B) shall render to the Board such periodic and special reports as the Board or the Adviser may reasonably request in writing, and (C) shall meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-adviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.  All such books and records shall be the property of the Trust and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund’s request (provided that the Sub-adviser may retain a copy of such records) and shall make all such books and records available for inspection and use by the Securities and Exchange Commission (“SEC”), the Trust, the Adviser or any person retained by the Trust at all reasonable times.  Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

On each business day, the Sub-adviser shall provide to the Fund's custodian and the Fund’s administrator information relating to all transactions concerning the Fund's assets and shall provide the Adviser with such other information as the Adviser may request.

e.  The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement.

f.  The Sub-adviser shall timely provide to the Adviser and the Fund all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by them or either of them with the requirements of any applicable law, including, without limitation, (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by the Adviser, together with (A) a certification that such information and commentary discuss all of the factors that materially affected the performance of the portion of the Fund allocated to the Sub-adviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) additional certifications related to the Sub-adviser's management of the Fund in order to support the Fund's filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to the Sub-adviser and the Sub-adviser's management of the Fund, in a format reasonably requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-adviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-adviser's compliance program, in a format reasonably requested by the Adviser.

g.  Fidelity Bond and Code of Ethics.  The Sub-adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-adviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

3.  Compensation of the Sub-adviser.  In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, from the fees received by the Adviser from the Fund in respect of the period in question, a fee at the annual rate set forth in Schedule A hereto of the value of the Fund’s average daily net assets.  Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month.  If the Sub-adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.  For the purpose of determining fees payable to the Sub-adviser, the value of the Fund’s net assets shall be computed at the times and in the manner determined by the Trust’s Board of Trustees and set forth in the Governing Documents.

4.  Other Activities of the Sub-adviser.  The services of the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not materially impaired. Without limiting any fiduciary duty or similar obligation of the Sub-adviser to the Fund, the Sub-adviser will implement and maintain reasonable procedures that are acceptable to the Fund and the Adviser, which acceptance shall not be unreasonably withheld, that are intended to address conflicts of interest associated with the side by side management of long only and long-short portfolios and operate in accordance with such procedures.

5.  Use of Names.  The Sub-adviser shall not use the name of the Trust or the Adviser in any material relating to the Sub-adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Sub-adviser may use the name of the Adviser or the Trust in any material that merely refers in accurate terms to the Sub-adviser’s provision of sub-advisory services to the Fund and its related performance information.

6.  Liability of the Sub-adviser.  Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-adviser, the Sub-adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.  Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies that the Trust may have under any federal or state securities laws.

7.  Limitation of Trust’s Liability.  The Sub-adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Agreement and Declaration of Trust, as amended.  The Sub-adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Fund and that the Sub-adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustees or Trust officer, employee or agent of the Trust.

8.  Sub-adviser Insurance.  The Sub-adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-adviser in an amount not less than $10 million and Commercial General Liability insurance in a commercially reasonable amount.  The foregoing policies shall be issued by insurance companies that are acceptable to the Adviser.  The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Sub-adviser’s liability under this Agreement.  Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-adviser.

9.  Representations of the Sub-adviser.  The Sub-adviser represents and warrants as follows:

(a)            The Sub-adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)            The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser with a copy of the code of ethics.  Within 60 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of the Sub-adviser shall certify to the Adviser that the Sub-adviser, including its personnel, has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.  The Sub-adviser will report quarterly, in reasonable detail, any violations of law or the Sub-adviser’s code of ethics related to the Fund, the Sub-adviser’s ability to comply with applicable law, or the Sub-adviser’s ability to perform under this Agreement, and the action taken in response to such violations.

(c)            The Sub-adviser will provide the Adviser and the Fund with a copy of its Form ADV Part II and promptly furnish a copy of all amendments thereto to the Adviser and the Fund.

(d)            The Sub-adviser will promptly notify the Adviser of any changes in its managing members or in the key personnel who are either the portfolio manager(s) responsible for the Fund or the principal executive officers of the Sub-adviser, or if there is otherwise an actual or expected change in control or management of the Sub-adviser.

10.  Renewal, Termination and Amendment.  This Agreement shall continue in effect for two years from the date set forth above and after such date so long as such continuance is approved in the manner provided in the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time without payment of any penalty, by the Trust’s Board of Trustees, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days prior written notice to the Sub-adviser or by the Sub-adviser upon 60 days prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon.  This Agreement may also be terminated, without the payment of any penalty, by the Adviser (i) upon 60 days prior written notice to the Sub-adviser; (ii) upon material breach by the Sub-adviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within seven days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of the Adviser, the Sub-adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of the Sub-adviser, the termination, resignation or other loss of a key portfolio manager, or other circumstances that the Adviser determines could adversely affect the Fund. This Agreement shall terminate automatically and immediately upon termination of the investment advisory agreement between the Adviser and the Trust.  This Agreement shall terminate automatically and immediately in the event of its assignment.  The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.  This Agreement may be amended at any time by the Sub-adviser and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities.

In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties' future interactions with respect to the Sub-adviser having provided investment management services to the Fund for the duration of this Agreement, including, but not limited to, Sections 5, 6, 7, 9, and 11, shall survive such termination of this Agreement.

            11.  Confidential Relationship.  The Sub-adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information.  As used herein "Portfolio Information" means confidential and proprietary information of the Fund or the Adviser that is received by the Sub-adviser from or on behalf of the Fund or the Adviser in connection with this Agreement, and information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to the Sub-adviser that the Sub-adviser manages under the terms of this Agreement.  The Sub-adviser will restrict access to the Portfolio Information to those employees of the Sub-adviser or its affiliates or their agents who will use it only for the purpose of managing the Sub-adviser's portion of the Fund, and the Sub-adviser will be obligated to ensure that it is used only for such purpose.  The foregoing shall not prevent the Sub-adviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the Adviser for disclosure, which approval shall not be unreasonably withheld,   (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Sub-adviser provides the Adviser with prompt written notice of such requirement prior to any such disclosure, or (5) disclosed in accordance with the Fund’s policy for disseminating portfolio holdings as disclosed in the Fund’s then current Prospectus and Statement of Additional Information.

            12.            Notices.    Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-adviser:

            Peter J. DeCaprio, Managing Director

            Crow Point Partners, LLC

            10 New Driftway, Suite 203

            Scituate, MA 02066

            Fax:  (781) 545-8930

            with a copy to:

            James B. Craver

            Seyfarth Shaw LLP

            Two Seaport Lane, Suite 300

            Boston, MA 02210

            Fax:  (617) 946-4801

Bobby Liu

Senior Vice President, General Counsel

M.D. Sass Investors Services, Inc./M.D. Sass Securities, L.L.C.

1185 Avenue of the Americas, 18th Floor

New York, New York  10036

Fax: (212) 843-5949

            Adviser:

            Christopher Conkey

            Evergreen Investments

            200 Berkeley Street, 24th Floor

            Boston, MA 02116

            Fax:  (617) 587-4111

            with a copy to:

            Michael Koonce

            Evergreen Investments

            200 Berkeley Street, 26th Floor

            Boston, MA 02116

            Fax:  (617) 210-2626

13. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            14. Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions and performance of services contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

15.  Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                        EVERGREEN EQUITY TRUST, on behalf of Evergreen                                 Utility and Telecommunications Fund

       By: /s/ Catherine F. Kennedy

             Name: Catherine F. Kennedy

              Title: Assistant Secretary

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

        By:   /s/ Christopher P. Conkey

   Name: Christopher P. Conkey

    Title: Chief Investment Officer

CROW POINT PARTNERS, LLC

By: /s/ Timothy O’Brien

       Name: Timothy O’Brien

       Title:               Managing Director

SCHEDULE A

FEES*

0.20% of first $1 billion in average daily net assets, plus

0.15% of next $500 million in average daily net assets, plus

0.1275 of next $1 billion in average daily net assets, plus

0.10% of average daily net assets above $2.5 billion

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  The rates set forth above apply to average daily net assets that are subject to the Sub-adviser's investment discretion.